Exhibit 10.4

Dated 3rd SEPTEMBER 2020

————

Assignment of Intellectual Property Rights

between

AHG ENTERTAINMENT ASSOCIATES, LLC

FLIP SPORTS LIMITED

and

ESPORTS ENTERTAINMENT GROUP, INC

THIS AGREEEMENT is dated 3rd September 2020

Parties

(1)	AHG Entertainment Associates, LLC a limited liability company organized under the laws of the State of Florida, having its registered address at 700 West Morse Blvd., Suite 220, Winter Park, Florida 32789, USA (Assignor);

(2)	FLIP Sports Limited, a limited liability company incorporated in England and Wales, with registered address 4 Millbank Terrace, Shaw Mills, Harrogate, England HG3 3HT (Developer); and

(3)	Esports Entertainment Group, Inc. a company incorporated under the laws of the State of Nevada with registered number E0473092008-2 having its registered address at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (Assignee).

Background

(A)	The Assignor owns the Software and Works (as defined below) having engaged the Developer to develop it on its behalf and pursuant to a Deed of Intellectual Property Assignment dated 3rd September 2020 (the Deed of Assignment);

(B)	The Assignee wishes to purchase the Software and the Works from the Assignor and the Assignor is willing to sell to the Assignee, all and any Intellectual Property Rights in the Software and the Works (as defined below) on the terms and subject to the conditions of this Agreement.

Agreed terms

1.	Interpretation

1.1	The definitions in this clause apply in this Agreement.

Affiliate: means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

Effective Date: 3rd September 2020.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Flip Employees: means those individuals employed by the Developer at the date of this Agreement as set out in Schedule 2.

1

Intellectual Property Rights: means all patents, inventions, utility models, petty patents, registered and unregistered design rights, Know-How, copyrights, semi-conductor topography rights, rights of extraction relating to databases, the right to use software, marks, trademarks, trading name, domain names and all other similar proprietary rights of whatever nature and howsoever arising which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

Key Employees: means those Flip Employees deemed to be key members of staff as set out in Schedule 2(a)

Know-How: all confidential industrial and technical information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including (without limiting the foregoing) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, tables and procedures (and all Intellectual Property Rights and goodwill therein) created for or by the Assignor in relation to the Software.

Person: means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

Software: the online games and rewards platform and all other online software (or part thereof), including all Works in relation to the same, created by the Assignor for the Assignee in accordance with the Framework Agreement, including, but not limited to the software as detailed in Schedule 1.

Transfer Regulations: the Transfer of Undertakings (Protection of Employment) Regulations 2006

Works: all works (and all Intellectual Property Rights and goodwill therein) created by the Assignor in relation to the Software, including, but not limited to the source code of the Software and all technical and functional information and documentation required to operate the Software, all artwork, content and materials used in connection with the Software and any other works in respect of which the Assignor is the legal and beneficial owner as at the date of this Agreement and which are being used as at the date of this Agreement in connection with the Software.

1.2	The rules of interpretation in this clause apply in this Agreement.

a.	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

b.	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Clauses, Sections, Exhibits and Schedules are to Articles, Clauses, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

c.	All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

2

d.	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

e.	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

f.	The use of the word “or” shall not be exclusive.

g.	The word “will” shall be construed to have the same meaning and effect as the word “shall.”

h.	The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

i.	Any Warranty qualified by the expression “to the best of the knowledge, information and belief of the Assignor” or “so far as the Assignor is aware” or any similar expression, shall, unless otherwise stated, be deemed to refer to the knowledge, information, belief or awareness of the Assignor after if it has made all due, diligent and careful enquiries.

j.	A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

k.	Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or any of the underlying transactions.

2.	Assignment

2.1	Subject to the terms herein, the Assignor hereby assigns to the Assignee, on an exclusive, irrevocable and royalty free basis, absolutely with full title guarantee and free from any Encumbrance, all Intellectual Property Rights in the Software (together with any goodwill in the same) existing as at the date of this Deed throughout the world (the “Assigned Intellectual Property”).

3

3.	Business employees

3.1	The Assignor and the Assignee acknowledge that the Transfer Regulations apply to the sale of the Assigned Intellectual Property under this Agreement and that accordingly the Flip Employees will transfer to the Assignee with effect from the date of this Agreement together with all the Assignor’s rights, duties and obligations under the contracts of employment of the Flip Employees in accordance with the Transfer Regulations.

3.2	The Developer shall in relation to the Flip Employees perform and discharge all the employer’s obligations arising out of or in connection with any Flip Employee’s employment including, payment of all wages, salaries, accrued holiday pay, sick pay, maternity pay, liability to tax and other periodic payments (the “Employer’s Obligations”) relating to the period on or before the date of this Agreement. The Assignee shall, or shall procure that one of its Affiliates shall perform and discharge all Employer’s Obligations relating to the period after the date of this Agreement.

4.	Consideration

4.1	The consideration for the sale of the Assigned Intellectual Property shall (subject to adjustment in accordance with clause 4.3 below) be the sum of USD$1,100,000 (the “Purchase Price”) payable to the Assignor by the Assignee as follows:

(a)	USD$100,000 of the Purchase Price shall be payable to the Assignor in cash on the Effective Date (“Cash Consideration”);

(b)	USD$1,000,000 of the Purchase Price shall be payable as restricted common stock in the Assignee (“Share Consideration”) issued to the Assignor as follows:

(i)	USD$500,0000 issued to the Assignor on the Effective Date (“Closing Shares”); and

(ii)	USD$500,000 issued to the Assignor on the 6th month anniversary of the Effective subject to clause 4.3 below (“Post Closing Shares”).

4.2	The total number of restricted common stock in the Assignee to be issued in accordance with clauses 4.1(b)(i) and (ii) above shall be determined by a unit price per common stock of the Assignee equal to the 30-day weighted average unit price per common stock of the Assignee prior to the Effective Date.

4.3	The issuance of the Post Closing Shares in accordance with clause 4.1(b)(ii) above is subject to the Key Employees still being employed by the Assignee or any of its Affiliates on the 6th month anniversary of the Effective Date. For each individual Key Employee that is no longer employed by the Assignee on the 6 month anniversary of the Effective Date by reason of either their resignation or dismissal for gross misconduct in accordance with the terms of their employment (each a “Leaver”), the cash equivalent amount of the Post Closing Shares (i.e. $500,000) shall be reduced by $100,000 per Leaver. For example, if two (2) Key Employees were to resign prior to the 6th month anniversary of the Effective Date, only $300,000 worth of Post Closing Shares shall be issued in accordance with clause 4.1(b)ii), $100,000 having been deducted for each Leaver.

4

5.	Conditions

5.1	The signing of this Agreement and the transfer of the Assigned Intellectual Property is conditional upon the Assignor and the Assignee entering into the licence agreement, in the form as set out in Schedule 3.

6.	Variation

6.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

6.2	For the avoidance of doubt, in no event shall the Assignor be entitled to rescind this Agreement, receive injunctive or other equitable relief or enjoin or restrain the Assignee’s exploitation of the Works or of any rights granted and assigned under this Agreement.

7.	Warranties

7.1	The Assignor warrants, represents and undertakes to the Assignee that:

(a)	it is the sole legal and beneficial owner of the Assigned Intellectual Property and has the requisite power and authority to enter into this Agreement and to perform fully its obligations thereunder;

(b)	the Assigned Intellectual Property is free from any Encumbrance;

(c)	the Assigned Intellectual Property is not subject to any contract containing any covenant or other provision that would in any way limit or restrict the ability of the Assignee to use, assert, enforce, or otherwise exploit the Assigned Intellectual Property anywhere in the world;

(d)	it has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use the Assigned Intellectual Property to any Person;

(e)	the Assigned Intellectual Property does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”);

5

(f)	to the knowledge of the Assignor, no Flip Employee or current or former stockholder, officer, director, or employee of the Assignor has any claim, right (whether or not currently exercisable), or interest to or in the Assigned Intellectual Property;

(g)	to the knowledge of the Assignor, no Flip Employee is bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Assignee;

(h)	to the knowledge of the Assignor, no notice to terminate the contract of any Flip Employee, (whether given by the relevant employer or by the Flip Employee) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Developer and any Flip Employee relating to their employment;

(i)	no Flip Employee is involved in any existing, pending or, to the knowledge of the Assignor, threatened claim or dispute (“Employment Dispute”) and has not been involved in any Employment Dispute in the twelve month period prior to the date of this Agreement. To the Knowledge of the Assignor, there are no facts or circumstances that could reasonably be expected to result in or be the basis for any Employment Dispute, or that may suggest that any of the provisions of this Agreement may lead to any Employment Dispute;

(j)	to the knowledge of the Assignor, the Developer has complied in all material respects with all applicable laws and codes of practice in respect of each Flip Employee and has not at any time discriminated against or caused any Flip Employee to suffer any detriment on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation;

(k)	so far as it is aware, there has not been and there is not any actual or threatened infringement (including misuse of confidential information) or any event likely to constitute an infringement or breach by any third party of any Intellectual Property Rights in the Assigned Intellectual Property; and

(l)	so far as it is aware, the Assignee’s use, enjoyment and exploitation of the Assigned Intellectual Property in accordance with this Agreement shall not infringe any third party’s Intellectual Property Rights.

8.	Survival of warranties

8.1	The representations and warranties and other obligations made by the Assignor in this Agreement shall survive from the Effective Date until the date that is twelve (12) months following the Effective Date (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the Expiration Date the Assignee delivers to the Assignor a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under clause 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, all representations and warranties made by the Assignor in this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) in the event of fraud or willful or intentional misrepresentation by the Assignor.

6

8.2	From and after the Effective Date and subject to clause 8.3, the Assignor shall hold harmless and indemnify the Assignee from and against, and shall compensate and reimburse the Assignee for, any damages which are suffered or incurred by the Assignee prior to the Expiration Date or to which the Assignee may otherwise become subject to as a result of an alleged inaccuracy in or a breach of any of such representation or warranty, covenant or other obligation notified to the Assignor prior to the Expiration Date in accordance with clause 8.1 above and which arise from or as a result of, or are connected with any inaccuracy in or breach of any representation or warranty of the Assignor as of the date of this Agreement.

8.3	The maximum liability of the Assignor under this Clause 8 shall be equal to $1,000,000, except in the event of fraud or willful or intentional misrepresentation by the Assignor.

9.	Third party rights

No person other than a party to this Agreement shall have any rights to enforce any term of this agreement.

10.	Further Assurance

10.1	The Assignor shall, at its own cost, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution or delivery of) all further documents, required by law or which the Assignee reasonably requests to vest in the Assignee the full benefit of the right, title and interest assigned to the Assignee under this Agreement.

11.	Notices

11.1	All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

7

if to Assignee, to:

Esports Entertainment Group, Inc
112 North Curry Street,
Carson City,

Attention: Grant Johnson
Email:

if to Assignor, to:

AHG Entertainment Associates, LLC

700 West Morse Boulevard

Suite 220

Winter Park

Florida 32789

Attention: Gene Harris

Email:

12.	Public Announcements

12.1	Without limiting any other provision of this Agreement, each of the Assignor and the Assignee shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Assignor, the Assignee nor the Developer shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement without the prior consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by applicable law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance

13.	Specific performance

13.1	The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

8

14.	Waiver

14.1	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Assignment

15.1	No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Assignee may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time and provided that such transfer or assignment shall not relieve Assignee of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Assignee.

16.	Entire Agreement

16.1	This Agreement (including the Schedules) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

17.	Severability

17.1	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or any other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transfer of the Assigned Intellectual Property is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transfer of the Assigned Intellectual Property be consummated as originally contemplated to the fullest extent possible

18.	Counterparts

18.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

19.	Time Is Of The Essence

19.1	Time is of the essence with respect to the performance of this Agreement.

9

20.	Governing law and jurisdiction

20.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

20.2	The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in any federal court located in the State of Nevada or any Nevada state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

20.3	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10

This Agreement has been entered into on the date stated at the beginning of it.

Executed by AHG Entertainment
Associates, LLC acting by Gene
Harris, a manager of AHG Manager,
LLC, which is the manager of AHG
Entertainment Associates, LLC

Gene Harris, Manager

Executed by Flip Sports Limited acting by
Tomasz Kandziora, a director

Director

Executed by Esports Entertainment
Group, Inc acting by Grant Johnson, a
director

Director

11

SCHEDULE 1

THE SOFTWARE

1. Game Matrix

The Game Matrix (abbreviated as GMX) is both a Platform as a Service and Software as a Service, that exposes a set of predefined components and tools that allow 3rd party to develop their own products against a set of well defined and maintained features. This allows the developers to concentrate on the task at hand that will drive their business forward, instead of spending time on building the foundation that their software will stand on and further loosing precious time on maintenance of said infrastructure and features.

Game Matrix was built originally to satisfy needs of a loyalty platform (Rewards Matrix), where partners would be able to easily onboard customers with a single-sign on service, award users for their activity and provide an outlet for accumulated reward points.

Services

OIDC

OIDC micro-service as the name suggest itself is being used for OpenID Connect authentication flow. This service stores whole profile data, permissions and basically is the core of AAA pattern, where AAA stands for:

●	Authentication
●	Authorization
●	Accounting

Wallet

This micro-service is responsible for providing many functionalities related to Virtual Currencies, including:

●	A Partner is able to configure many Virtual Currencies
●	A Partner is able to configure visibility this currencies to other partners
●	A Partner is able to configure operation commissions
●	A Partner is able to configure exchange rate between currencies.
●	Currencies exchange rates can be feed from external sources.

With given flexibility, a Partner can have simple Wallet system or a complex affiliate system with all commission flows between player’s originator, a external retailer and own Virtual Points exchanges.

12

Virtual Store

One of the GMX platform components is VirtualShop(VS) micro-service, responsible for providing various types of virtual products to end-user. The main goal of this service is to serve defined products to Partners, each user can then choose and purchase a suitable product for him. All transactions are based on prescribed Virtual Currencies in WalletService. VS supports products that are defined in our infrastructure and those which require integration with an external supplier. There is big flexibility in creating and managing items their types, bonus types, etc. Based on tags we can define product visibility for each particular end-user. Users have the possibility to check all his previous Orders, their status, etc.

Processing Engine

In modern systems, in order to provide the quick answer to the device communicating with the platform, more and more tasks are being processed in the background, promoting the asynchronous processing pattern.

13

High throughput and system performance is not only reasons why this module was created, because there are processes that must respond to the events, integrate external data sources or periodically perform certain operations (e.g., generating reports).

All of the factors above have created a dual micro-service that is a symbiosis of the asynchronous rest nano-service based on the FastAPI framework with the Apache Nifi pipeline/data flow processing manager.

14

Streaming Pipeline

Our existing Data Processing pipeline built on open-source technologies including Apache Kafka and Apache Flink is currently processing around 300 Million messages each day, with spikes to 1.5 Billion, and is capable of scaling well beyond its current workload.

15

Kafka Real-Time Backup

In order to allow business continuity and system resilience, it has been decided to facilitate a real-time replication of all topics from production Kafka cluster to a single node in separate region.

User Context Service

A Stateful Micro-service which manages the current state of each User within the system.

Implemented using the Lagom Framework each User is modeled as a Lagom Persistent Entity (backed by an Akka Persistent Actor) allowing for persistence via an Event-Sourcing approach.

Messages arriving from existing Kafka Topics relating to User behaviour (betting behaviour, deposits, withdrawals, time-outs, logins, etc) are used to trigger Commands which change the state of User and, in turn, emit Events onto the inter-service topics for consumption by downstream services.

Responsible Gambling Service

The Responsible Gambling (RG) service ingests Events relating to User activity and uses those Events, along with the historical activity of the User to determine if any of the predefined Trigger criteria have been met.

Each User has a ‘Risk Score’ associated with their account - this is a single number between 0 and 100 which indicates the danger of the User having a gambling problem.

If an Event has occurred often enough within a given time period (for instance, a user has changed their deposit limit 3 times within a week) then an Alert is dispatched.

16

An Alert triggers interaction with the Customer account (either by tagging the account, freezing the account, sending a message directly to the user or triggering a call to the user from a Customer Services Representative - or some combination of those actions).

An Alert also triggers a recalculation of the Risk Score for a User.

Deprecated

Referral System

Referral System rewards existing customers for inviting new players to the site. Every customer (unless specifically excluded from RAE) has access to a unique link that then can copy and share or send directly via email or social media using the widgets on the page. When a new user clicks and registers via the existing customers link, the customers are linked.

The link can be multiple layers deep, which encourages higher tiered users to promote invites down their stream. The system allows for rewards being initiated at specified goals, as well as on every individual transaction (commission based).

This system is bound to the Rewards Matrix

Push Notificator

This is simple micro-service used to communicate with users. It can store user’s device ID to push notifications for Apple and Android phones. For email notifications it has been integrated with SendGrid email system and templating. Lates fix enabling SendGrid Modern templating system based on HandleBars template language.

Currently replaced by Processing Pipeline to some extent.

Rewards Matrix

The Rewards Matrix (abbreviated as RMX) is a loyalty and affiliation platform designed to bring together a wide array of inline retail and entertainment sites with a view to building a fully-immersive player experience leading to high levels of loyalty and retention.

FLIP Sports - Fantasy Fever

FLIP Sports Fantasy Fever, is a social fantasy football game that offers in-play fantasy football competition during live matches. Fantasy managers can go head-to-head or play in private and public leagues; the challenge in each scenario lasts for the duration of the match and the winner is the manager with the most points by the final whistle. Fantasy managers can compete against each other for virtual currency, with overall leaderboards to see how they compare against friends and other users. There are various other in-game strategy and social features, including the ability to make substitutions, play boosters, chat and send banter icons, which add to the gaming experience. The game also provides in depth statistics and data on players, teams and matches, both in real time and over the course of the season and can therefore be used as a resource outside of game play for users to keep up to date with news and information on their favourite teams and players.

17

Overview

Data is Received from data sources via Apache Camel. Data is processed via Camel routes and passed to other elements of the system as well as any 3rd party consumers which may require this data as well as the Flipsports system itself.

The original provider’s data is transformed to a custom JSON format that Flipsports consumes and this JSON format is processed by an Akka-based application which persists the data to Postgres and posts messages to Kafka topics which trigger the recreation of ‘Stat Centre’ data which is then stored in Redis.

API applications provide a point of access for client applications; we currently provide a Stat Centre application, Leaderboards and the Game API itself.

Finally, there’s a ‘Manager’ application which provides an IDE-style interface for managing the various parts of the system; pushing simulated data, monitoring games in progress etc.

18

Data Processing

The data processing stage allows us to take data from ANY data source in practically any format on practically any transport system and turn it into a JSON format which our system can work with. In this way we’re completely decoupled from the source of data via this ‘interface’ layer.

We use Apache Camel for this processing as it allows us to manage a huge number of transports and formats ‘out-of-the-box’ and to easily add our own should something more esoteric be employed by a data provider.

All the raw data received from providers is stored in an S3 bucket so that our simulator system can ‘replay’ data at a later date during a testing phase, the transformed data is, likewise, stored in S3 for future simulated playback.

3rd Party Consumption

At any point we can re-surface this data to any 3rd party consumers should we wish to for any reason. We can also add extra preprocessing/transformations here to customise the data for a 3rd party on an ad-hoc basis.

Challenges & Leagues

19

Games are based on Leagues, which consist of a collection of Challenges made by different Users who create Teams from one or more Players involved in one or more Events.

In the case of Fantasy Sports a Player is a footballer, rugby player, golfer etc and and Event is a football or rugby fixture, golf tournament or some other sporting event.

It’s Not Just Sport...

But we’re not restricted to sports - an Event could be an episode of a Reality TV show, in which case a Team could consist of a single contestant on that show and the League could be made up of all episodes of that show. Now Users are playing a Fantasy version of that show.

In fact anything that meets the following criteria can become a Fantasy game in this system.:

●	One or more Events which have a predefined beginning and end.
●	Involve more than one Player.
●	We can map fantasy Points to actions taken by the Players .

Fantasy Points

Points are awarded to Players based on some action they take in the Event(s) they’re involved in - in the case of football this could be a goal, conceeding a free kick, etc. etc but in other domains it could be any event that we can get data for; the number of votes garnered by a candidate in an election, successfully eating something disgusting on a Reality TV show, etc.

The system just needs a ‘mapping’ that tells it how many points to give a Player when data is received updating the system about an Event.

More...

There are many possible configurations for a League but they all must follow these rules:

●	Challenges can’t be added after the Event(s) move in-play
●	Challenges are complete when all Event(s) are complete.

Other than that you can do whatever you like (within reason) - Challenges can be Head-to-Head resulting in a League with only 2 Challenges the winner of which is the User with the Team that has the most number of fantasy Points.

Challenges can be Public Leagues which anyone can join and the winner, again, has the most points.

Challenges can be Private Leagues, with entry restricted by some set of logical rules, or any other type of configuration you see fit. If it can be defined in code, it can be a League.

20

SCHEDULE 2

FLIP EMPLOYEES

a. Key Staff:	Tom Kandziora (CTO)

Wojtek Bartosiak

Trevor Burton-McCreadie

Paul Dunn

b. Other Dev Staff:	Sebastian Tomaszewski

Piotr Byczuk

Stuart Whyte

Patrik Kandziora

Maciej Krzanowski

c. CS Staff:	Sayed Ali

Karl Dawson

Giles Wray

Josh Forster

21